Exhibit 99.1

ATS Corporation Completes Acquisition of Potomac Management Group, Inc.

Tuesday, September 4, 2007

MCLEAN, VA — (BUSINESSWIRE) — September 4, 2007, McLean, VA. ATS Corporation (“ATSC”) (OTCBB:ATCT.OB), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, today announced that it has completed the previously announced acquisition of Potomac Management Group, Inc. (“PMG”), a provider of maritime security consulting, program support, and information technology to the U.S. federal government.

PMG, a privately-held company headquartered in Alexandria, Virginia, employs 180 full and part-time professionals supporting primarily the U.S. Coast Guard and the U.S. Navy.  The acquisition supports ATSC’s strategic growth plan to strengthen its relationships with Department of Homeland Security and Department of Defense customers.   With this transaction, ATSC will add key new customers who have expanding requirements and priority funding, particularly in port security initiatives.

ATSC Chairman, President and Chief Executive Officer, Dr. Edward Bersoff, commented, “With the close of this transaction, we will continue to strengthen our relationships with the Departments of Homeland Security and Defense.  Additionally, we will immediately begin to recognize operational and financial benefits.  We look forward to integrating PMG’s employees and operations and becoming a more dominant player in this key vertical.”

Under the terms of the definitive agreement, ATSC acquired PMG for $16.5 million, of which $13.75 million will be paid in the form of a one-day note, $500,000 in the form of ATSC common stock and promissory notes totaling $2.25 million.  ATSC may also pay the PMG shareholders up to an additional $1.5 million in contingent consideration based upon achieving certain revenue targets within the first two years following the acquisition.

ATSC estimates PMG will generate annual revenues of approximately $13 million and EBITDA margins in the mid teens going forward.  ATSC also expects the acquisition to be accretive to earnings and to further benefit from tax savings as a result of the transaction structure.

About Potomac Management Group

PMG is a maritime security and safety consulting firm, providing government and commercial clients with in-depth, proven expertise and assistance on global maritime operations, regulations, and program management.  With a solid track record of success and a reputation for agile, customer-focused performance, PMG delivers practical solutions that meet client needs.  Additional information about PMG can be found at www.potomacmgmt.com.

About ATS Corporation and Advanced Technology Systems, Inc.

ATS Corporation operates through its subsidiaries, Advanced Technology Systems, Inc., Reliable Integration Services, and Appix, Inc.

Advanced Technology Systems, Inc. (“ATS”) is a leading provider of systems integration and application development, IT infrastructure management and strategic

IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems. ATS has built and implemented over 100 mission-critical systems for clients.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATSC leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Additional information about Appix may be found at www.appix.com.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  In particular, this press release contains forward-looking statements about our acquisition of PMG.  Actual results of the above-described transaction may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the following: our ability to successfully integrate the acquired business; our dependence on our contracts with federal government agencies for the majority of our revenue; our dependence on our GSA schedule contracts; our position as a prime contractor on government-wide acquisition contracts to grow our business; and other factors discussed from time to time in our filings with the Securities and Exchange Commission.   In addition, the forward-looking statements included in this press release represent our views as of September 4, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to September 4, 2007.

Additional information about ATSC and ATS may be found at www.atsva.com.

Company Contact:
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
ATS Corporation
(703) 506-0088

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

(703) 506-0088

SOURCE: ATS Corporation